Exhibit 99.1
Dear Shareholder,
Monroe Capital Income Plus Corporation (the “Company,” “we,” “us,” or “our”) and our investment advisor, Monroe Capital BDC Advisors, LLC, and its affiliates (“Monroe”) hope that you are well. We continue to strive to provide excellent client service and deliver timely communications on a regular basis; and accordingly, would like to provide you, our valued shareholder, with an estimate of our quarterly earnings for the quarter ended June 30, 2025.
Estimates of Second Quarter 2025 Financial Results:
The following are preliminary estimates and subject to change pending the completion of our unaudited consolidated financial statements for the quarter ended June 30, 2025.
•Estimated Q2 2025 Net Investment Income and Adjusted Net Investment Income – We anticipate that Q2 2025 Net Investment Income and Adjusted Net Investment Income will be $0.25 to $0.27 per share and $0.24 to $0.28 per share, respectively, based on the weighted average shares outstanding during Q2. See Non-GAAP Financial Measure – Adjusted Net Investment Income discussion below.
•Estimated June 30, 2025 Net Asset Value – We anticipate the net asset value (“NAV”) per share at June 30, 2025 to be between $10.21 and $10.27 per share.
•Q2 2025 Dividends – The Board of Directors declared monthly all-cash dividends totaling $0.26 per share, which were all paid on June 30, 2025. These dividends equated to an annualized dividend yield of 10.1% based on a NAV per share of $10.33 at March 31, 2025.
Third Quarter 2025 Dividends:
•On July 3, 2025, the Board of Directors declared monthly all-cash dividends as follows:

Record Date	Payment Date	Amount Per Share
July 15, 2025	September 26, 2025	$0.09
August 15, 2025	September 26, 2025	0.09
September 15, 2025	September 26, 2025	0.08
Total dividends declared		$0.26
•These Q3 2025 dividends equate to an annualized dividend yield of 10.1% to 10.2% based on the estimated NAV per share range at June 30, 2025 of $10.21 and $10.27 per share.
We welcome any questions that you may have. Please feel free to reach out to your Monroe contact any time. You can also email us at IncomePlus@monroecap.com.
Sincerely,
/s/ Theodore L. Koenig
Theodore L. Koenig
Chairman and CEO
Monroe Capital Income Plus Corporation

Non-GAAP Financial Measure – Adjusted Net Investment Income
On a supplemental basis, the Company discloses Adjusted Net Investment Income (including on a per share basis), which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with generally accepted accounting principles of the United States of America (“non-GAAP”). Adjusted Net Investment Income represents net investment income, excluding the net capital gains incentive fee and income taxes. The Company uses this non-GAAP financial measure internally in analyzing financial results and believes that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends for the Company. The investment management agreement with the Company’s advisor provides that a capital gains incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized capital losses for such year. Management believes that Adjusted Net Investment Income is a useful indicator of operations exclusive of any net capital gains incentive fee as net investment income does not include gains associated with the capital gains incentive fee.
The following table provides a reconciliation from estimated net investment income (the most comparable GAAP measure) to estimated Adjusted Net Investment Income for the quarter ended June 30, 2025:

Amount Per Share (Estimated)
Net investment income	$0.25 – 0.27
Net capital gains incentive fee	(0.01) – 0.00
Income taxes, including excise taxes	0.00 – 0.01
Adjusted Net Investment Income	$0.24 – 0.28
Adjusted Net Investment Income may not be comparable to similar measures presented by other companies, as it is a non-GAAP financial measure that is not based on a comprehensive set of accounting rules or principles and therefore may be defined differently by other companies. In addition, Adjusted Net Investment Income should be considered in addition to, not as a substitute for, or superior to, financial measures determined in accordance with GAAP.
About Monroe Capital Income Plus Corporation
Monroe Capital Income Plus Corporation is an externally-managed, closed-end investment company that has elected to be regulated as a business development company under the Investment Company Act of 1940, as amended. The Company is a specialty finance company that is focused on providing financing solutions primarily to lower middle-market companies in the United States and Canada. The Company is managed by Monroe Capital BDC Advisors, LLC, an investment adviser registered with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended.
About Monroe Capital LLC
Monroe Capital LLC (including its subsidiaries and affiliates, together “Monroe”) is a premier asset management firm specializing in private credit markets across various strategies, including direct lending, technology finance, venture debt, alternative credit solutions, structured credit, real estate and equity. Since 2004, the firm has been successfully providing capital solutions to clients in the U.S. and Canada. Monroe prides itself on being a value-added and user-friendly partner to business owners, management, and both private equity and independent sponsors. Monroe’s platform offers a wide variety of investment products for both institutional and high net worth investors with a focus on generating high quality “alpha” returns irrespective of business or economic cycles. The firm is headquartered in Chicago and has 11 locations throughout the United States, Asia and Australia.
Monroe has been recognized by both its peers and investors with various awards including Private Debt Investor as the 2024 Lower Mid-Market Lender of the Year, Americas and 2023 Lower Mid-Market Lender of the Decade; Inc.’s 2024 Founder-Friendly Investors List; Global M&A Network as the 2023 Lower Mid-Markets Lender of the Year, U.S.A.; DealCatalyst as the 2022 Best CLO Manager of the Year; Korean Economic Daily as the 2022 Best Performance in Private Debt – Mid Cap; Creditflux as the 2021 Best U.S. Direct Lending Fund; and Pension Bridge as the 2020 Private Credit Strategy of the Year. For more information and important disclaimers, please visit www.monroecap.com.

Important Disclosures and Forward-Looking Statements
This letter is for informational purposes only. It does not convey an offer of any type and is not intended to be, and should not be construed as, an offer to sell, or the solicitation of an offer to buy, any interest in the Company. Any such offering can be made only at the time a qualified offeree receives a confidential private placement memorandum and other operative documents which contain significant details with respect to risks.
Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this shareholder letter may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this letter.